Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SandRidge Energy, Inc. of (i) the name of Netherland, Sewell & Associates, Inc., and (ii) the information contained in the following reports listed below, which is included in the SandRidge Energy, Inc. Annual Report on Form 10-K (File No. 001-33784), filed with the Securities and Exchange Commission on February 26, 2009, for the fiscal year ended December 31, 2008, as amended:
•	December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

•	December 31, 2007, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

•	December 31, 2006, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
July 9, 2009

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